Exhibit 10.3

Execution Version

December 10, 2020

Neos Therapeutics, Inc.
2940 N. Hwy 360, Suite 400
Grand Prairie, Texas 75050
Attention: Richard Eisenstadt

Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
Attention: Joshua Disbrow

Re:	Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of October 2, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among NEOS THERAPEUTICS, INC., a Delaware corporation (“Company”), NEOS THERAPEUTICS BRANDS, LLC, a Delaware limited liability company (“NT Brands”), NEOS THERAPEUTICS, LP, a Texas limited partnership (“NT LP”; together with Company, NT Brands and each other Person who joins this Agreement as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”), NEOS THERAPEUTICS COMMERCIAL, LLC, a Delaware limited liability company (“NT Commercial”), and PHARMAFAB TEXAS, LLC, a Texas limited liability company (“NT PharmaFab”), as Loan Party Obligors, the Lenders party thereto from time to time and ENCINA BUSINESS CREDIT, LLC, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

Borrowers have informed Agent and Lenders that Company desires to enter into that certain Merger Agreement of even date herewith by and among Company, Aytu Bioscience, Inc., a Delaware corporation (“Aytu”), and Neutron Acquisition Sub, Inc., a Delaware corporation, dated as of the date hereof (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Aytu intends to acquire the Company such that, after giving effect to such merger, Company and each other Loan Party shall be wholly-owned direct or indirect subsidiaries of Aytu (the “Proposed Merger Transaction”). Absent the consent of Agent and Lenders, consummation of the Proposed Merger Transaction would constitute an Event of Default under Section 11.1(l) of the Loan Agreement. Borrowers have requested that Agent and Lenders provide their consent to the entry into and consummation by the Borrowers of the Proposed Merger Transaction.

In addition, Borrowers have informed Agent and Lenders that, in connection with the Proposed Merger Transaction, Borrowers desire to (i) issue a Unsecured Convertible Promissory Note to Aytu in a maximum principal amount of up to $5,000,000 (the “Specified Subordinated Note”), (ii) upon consummation of the Proposed Merger Transaction, make a prepayment of up to $15,000,000 of principal in respect of the Term Loan Debt plus any interest thereon that would have otherwise accrued through May 11, 2021 (collectively, the “Specified Term Loan Prepayment”) and (iii) make certain modifications to the Term Loan Debt, which are described in the letter agreement, dated as of the date hereof, among the Company, Aytu and Deerfield Private Design Fund II, L.P. and Deerfield Partners, L.P (in the form attached hereto as Exhibit B, the “Term Loan Debt Commitment Letter”). Absent the consent of Agent and Lenders, these transactions would be prohibited under the terms of the Loan Agreement and the Term Loan Intercreditor Agreement, respectively.

Borrowers have requested that Agent and Lenders, (1) provide their consent to the incurrence of indebtedness under the Specified Subordinated Note, and (2) on the Closing Date (as defined in the Merger Agreement), (a) provide their consent to (i) the change of control that will result from the consummation of the Proposed Merger Transaction in accordance with the Merger Agreement, (ii) the making of the Specified Term Loan Prepayment and (iii) the modifications to the Term Loan Debt as contemplated under the Term Loan Debt Commitment Letter and (b) irrevocably waive (i) the “going concern” Event of Default under Section 7.15(a) of the Loan Agreement (as more specifically described in that certain letter agreement by and among Agent, Lenders, Borrowers and Loan Party Obligors dated as of the date hereof) (the “Specified Default”) and (ii) the right to impose the Default Rate of interest under Section 3.1 of the Loan Agreement, or to collect interest accruing at such Default Rate that Lenders had a lawful right to collect or apply with respect to any such Specified Default (the consents, waivers and modifications described in clauses (2)(a)(i) – (a)(iii) and clause (2)(b), the “Closing Date Modifications”).

Proposed Merger Transaction Consent

Agent and Lenders hereby consent, notwithstanding anything contained in the Loan Agreement, the Term Loan Intercreditor Agreement or any other Loan Document to the contrary, to the entry into and consummation by the Borrowers of the Proposed Merger Transaction in accordance with the terms of the Merger Agreement; provided, that, it is expressly agreed and understood that no payment in respect of the “Company Termination Fee” (as defined in the Merger Agreement) shall be made by Borrower or any other Loan Party, and no payment by Borrower or any other Loan Party of such Company Termination Fee shall be accepted by Aytu or any of its affiliates, unless the Payment Conditions are satisfied after giving effect to such payment (with it being further agreed and understood that any payment of such Company Termination Fee shall be deemed to be a payment of the type described in clause (i) or (ii) of the definition of Payment Conditions for purposes of such condition); provided, further, that, in the event such payment of the Company Termination Fee is required to be deferred pursuant to the foregoing proviso, Borrowers may pay such Company Termination Fee at the time when such Payment Conditions may otherwise be satisfied after giving effect thereto (or, if it has not been paid before such date, upon the payment in full of all Obligations under, and termination of, the Loan Agreement). Notwithstanding any of the foregoing, Borrower acknowledges that the above proviso does not relieve it, and nothing in this letter agreement constitutes a waiver of, its ultimate obligation to Aytu to pay the Company Termination Fee pursuant to the requirements of the Merger Agreement (subject to the terms hereof).

Specified Subordinated Note Consent

Agent and Lenders hereby consent, notwithstanding anything contained in the Loan Agreement, the Term Loan Intercreditor Agreement or any other Loan Document to the contrary, to incurrence of unsecured indebtedness under the Specified Subordinated Note provided that such indebtedness is incurred on terms and conditions set forth in the form of note attached hereto as Exhibit C and subject to the terms of subordination set forth in the form of subordination agreement attached hereto as Exhibit D (it being agreed and understood that (1) the Specified Subordinated Note will have a scheduled maturity date at least 180 days after the Maturity Date under the Loan Agreement, (2) payment in kind and repayment in the form of common stock of the Company or other qualified capital stock of Company, or any convertible debt that is subject to the same subordination terms, shall be permitted, but no cash payments shall be permitted to be made under the Specified Subordinated Note until the Obligations have been paid in full, and (3) the Specified Subordinated Note shall be subject to a permanent standstill on remedies until the Obligations have been paid in full). The foregoing is a limited consent and, except as expressly set forth in this letter agreement, the foregoing consent shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Loan Agreement or any other Loan Document, or (b) a waiver, release or limitation upon the exercise by Agent or any Lender of any of its rights, legal or equitable, thereunder.

Closing Date Modifications

In consideration of the foregoing, Agent and Lenders hereby commit, in each case notwithstanding anything contained in the Loan Agreement, the Term Loan Intercreditor Agreement or any other Loan Document, solely to (i) pursuant to a consent, waiver or other amendment to the Loan Agreement and/or the Term Loan Intercreditor Agreement, respectively, in forms mutually acceptable to Agent, Borrowers and the holders of the Term Loan Debt (the “Loan Modification Documents”), subject only to the conditions set forth in the following paragraph, (a) consent to the change of control that will result from the consummation of the Proposed Merger Transaction in accordance with the Merger Agreement, (b) consent to the making of the Specified Term Loan Prepayment to the extent such prepayment is funded solely with proceeds of the Proposed Merger Transaction or otherwise provided by Aytu (and not, for the avoidance of doubt, funded with any cash on hand of Company or any other Loan Party), (c) consent to the modifications to the Term Loan Debt as contemplated under the Term Loan Debt Commitment Letter, and (d) irrevocably waive (1) the Specified Default (but not, for the avoidance of doubt, any other Event of Default that may occur and be continuing at any time) and (2) the right to impose the Default Rate of interest under Section 3.1 of the Loan Agreement, or to collect interest accruing at such Default Rate that Lenders had a lawful right to collect or apply with respect to any such Specified Default (but not, for the avoidance of doubt, any other Event of Default that may occur and be continuing at any time), and (ii) promptly and duly take, execute, acknowledge and deliver (or cause each other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as Borrower Representative and the holders of the Term Loan Debt may from time to time reasonably request in order to carry out the intent and purposes of this letter agreement and the transactions contemplated hereby. The Loan Modification Documents shall be negotiated in good faith. Except as otherwise agreed to by Agent and Lenders (but subject solely to the conditions set forth herein), (A) the Loan Modification Documents shall be limited to such consents, amendments, waivers, supplements or other modifications as may be necessary to carry out the express terms and provisions of this letter agreement and the transactions contemplated hereby and (B) the Loan Agreement and the other Loan Documents shall otherwise remain unmodified and as in effect on the date hereof.

Conditions

Agent and Lenders’ commitment hereunder is subject solely to (i) consummation of the Proposed Merger Transaction in accordance with the terms of the Merger Agreement without giving effect to any waiver, amendment or other modification to the Merger Agreement, other than any waiver, amendment or other modifications that are not materially adverse to Agent and Lenders (as reasonably determined by Agent in good faith), which amendment or other modification has not been approved in writing by Agent (which approval will not be unreasonably withheld, conditioned or delayed), (ii) execution and delivery by each Loan Party of the Loan Modification Documents and all such further documents, agreements and instruments as Agent may from time to time reasonably request in order to carry out the intent and purposes of this letter agreement and the transactions contemplated hereby, (iii) execution and delivery of the definitive documentation of the modifications described in the Term Loan Debt Commitment Letter on terms reasonably satisfactory to Agent and Lenders, and (iv) no Loan Party shall have agreed to any waiver, consent or other modification that would result in the waiver of payment or deferral of payment of the scheduled principal payment due on May 11, 2021 under the Term Loan Debt without the prior written consent of Agent (which consent shall not be unreasonably withheld, delayed or conditioned). If, for any reason, the Merger Agreement is terminated prior to the consummation of the Proposed Merger Transaction, then this letter agreement, other than the consent under the heading “Specified Subordinated Note Consent”, shall automatically terminate and shall be of no further force or effect.

Miscellaneous

By their acceptance of this letter agreement, each of Aytu and each Loan Party expressly acknowledge and agree that neither Agent nor any Lender has waived, and has no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof, or any of their rights and remedies in respect of any such Events of Default, and nothing contained herein shall limit, condition, restrict or otherwise modify in any respect Agent’s or any Lender’s exercise of rights and remedies under the Loan Agreement and the other Loan Documents as a result of any such Event of Default. Agent and Lenders have not agreed to forbear with respect to any of their rights and remedies concerning any Event of Default which may have occurred or be continuing as of the date hereof, or which may occur after the date hereof, and Agent and each Lender reserve the right, in its discretion, to exercise any or all of its rights under the Credit Agreement, the other Loan Documents and applicable law at any time.

Borrowers expressly acknowledge and agree that Section 10.3 (Indemnity) and Section 15.7 (Expenses, Fee and Cost Reimbursement) of the Loan Agreement apply to this letter agreement and the transactions contemplated hereby, and that such provisions shall survive termination or expiration of this letter agreement regardless of whether the Proposed Merger Transaction is consummated.

This letter agreement shall not be assignable by you without the prior written consent of Agent (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

This letter may be executed in any number of separate counterparts (including electronic and facsimile counterparts), each of which when executed and delivered shall be deemed to be an original, and all of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this letter agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

The terms of this letter may not be changed except pursuant to a writing signed by the parties hereto. This letter shall be governed by the internal laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles that would require application of another law.

The parties hereto consent and agree that the state or federal courts located in Cook County, State of Illinois, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this letter and the transactions relating hereto. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS LETTER AGREEMENT AND ANY TRANSACTION RELATED HERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

[Signature Pages Follow]

Sincerely,

ENCINA BUSINESS CREDIT, LLC, as Agent

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

ENCINA BUSINESS CREDIT SPV, LLC, as sole Lender

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

Agreed to and accepted as of the date first written above:

NEOS THERAPEUTICS, INC.,
in its capacity as Borrower Representative

By:	/s/ Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer

AYTU BIOSCIENCES, INC.

By:	/s/ Josh Disbrow
Name:	Josh Disbrow
Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

Exhibit A

Form of Merger Agreement

(attached)

Exhibit B

Form of Term Loan Debt Commitment Letter

(attached)

Exhibit C

Form of Specified Subordinated Note

(attached)

Exhibit D

Form of Subordination Agreement

(attached)